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                                                           Exhibit Index  at
                                                                 page 5


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549




                                 FORM 8-K



                              CURRENT REPORT



        Pursuant  to Section 13 or 15(d) of the Securities Exchange  Act  of
1934



        Date of Report (date of earliest event reported):  September 7, 1995


                            MOLECULAR BIOSYSTEMS, INC.
              (Exact name of registrant as specified in its charter)



       Delaware                     1-10546                   36-30878632
(State  or  other  juris-         Commission  file           (IRS employer
diction  of  incorporation)         number)                   identification
                                                                  number)



                10030 Barnes Canyon Road, San Diego, California  92121
                        (Address of principal executive offices)



         Registrant's telephone number, including area code:  (619) 452-0681

Item 5.  Other Events.


    On September 7, 1995, Molecular Biosystems, Inc. (the "Company") entered into an amended and restated distribution agreement and a related investment agreement with Mallinckrodt Medical, Inc. ("Mallinckrodt")

    Amended and Restated Distribution Agreement

     The amended and restated distribution agreement (the "amended distribution agreement") modifies the December 1988 distribution agreement between the Company and Mallinckrodt in a number of respects. Under the amended distribution agreement, the geographical scope of Mallinckrodt's exclusive right to market the Company's proprietary contrast agent for transpulmonary cardiac ultrasound imaging, ALBUNEX (R), the Company's second generation ultrasound contrast agent, FS069 (which is currently under development), and related products was expanded to include all of the countries of the world other than those covered by the Company's license agreements with Shionogi & Co., Ltd. and Nycomed AS. The duration of Mallinckrodt's exclusive right was also extended from October 1999 until the later of July 1, 2003 or three years after the date that Company obtains approval from the U.S. Food and Drug Administration ("FDA") to market FS069 for an intravenous myocardial perfusion indication (use).

     Under the amended distribution agreement, Mallinckrodt will pay MBI $20 million over four years to support clinical trials of FS069, related regulatory submissions and associated product development. These payments will be made in 16 quarterly installments ranging from $1 million to $1.5 million beginning after the amended distribution agreement becomes effective (see the section, "Effective Dates").

     The amended distribution agreement requires the Company to spend at least $10 million of this $20 million on clinical trials to support regulatory filings with the FDA for cardiac indications of FS069. The Company's expenditure of this $10 million will be made in accordance with the directions of a joint steering committee which the Company and Mallinckrodt will establish in order to expedite the development and regulatory approval of FS069 by enabling the parties to share their expertise relating to clinical trials and the regulatory approval process. The Company and Mallinckrodt will each appoint two of the four members of the joint steering committee.

     After the Company has spent this $10 million, the amended distribution agreement requires the Company and Mallinckrodt to share equally in the cost of any additional clinical trials of FS069 in the United States which the joint steering committee may direct to be performed, up to a maximum of $5 million on a combined basis.

     The amended distribution agreement also provides for potential payments to the Company of up to $12 million upon the satisfaction of certain milestones. (There can be no assurance, however, that all or any of these milestones will be satisfied.)

     In addition, the amended distribution agreement grants the Company the option to repurchase all of the shares of the Company's common stock that Mallinckrodt will purchase under the investment agreement (see the following section, "Investment Agreement") for $45 million, subject to various price adjustments. This option is exercisable after the later of July 1, 2000 or three years after the date that Company obtains approval from the FDA to market FS069 for an intravenous myocardial perfusion indication. If the Company exercises this option, the Company may co-market ALBUNEX (R), FS069 and related products in all of the countries covered by the amended distribution agreement.

    Investment Agreement

     Under the investment agreement, the Company will sell 1,118,671 unregistered shares of its common stock to Mallinckrodt for $13,000,000, or a price of $11.62 per share.

     These shares will be subject to certain anti-dilution and registration rights of Mallinckrodt and certain first refusal and "standstill" rights of MBI.

     With the 181,818 shares of the Company's common stock that Mallinckrodt acquired in December 1988 (under an investment agreement which the Company and Mallinckrodt entered into at the same time as they entered into the original distribution agreement), Mallinckrodt will own approximately 9.8% of the Company's outstanding stock.

    Effective Dates

     Both the amended distribution agreement and the investment agreement will become effective if and when all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have expired or have otherwise terminated.

    Press Release

     A copy of the press release that the Company and Mallinckrodt jointly issued on September 7, 1995 to announce the two agreements is attached to this Report as Exhibit 10.1.

                                    Signatures



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date:  September 25, 1995.


                                        MOLECULAR BIOSYSTEMS, INC.



                                        By /s/Steven Lawson
                                           Steven Lawson
                                           Vice President, Legal Affairs
                                             and General Counsel



                              Exhibit Index



Sequentially

Numbered
Exhibit            Description                                          Page


 10.1          Press release (September 7, 1995)                          6